EXHIBIT 10.34

CONSENT, RELEASE, AND SECOND AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This CONSENT, RELEASE, AND SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of November 21, 2017, by and among OXFORD FINANCE LLC (“Oxford”) as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement or otherwise a party thereto from time to time including, without limitation, Oxford in its capacity as a Lender, and SILICON VALLEY BANK (in such capacity, each a “Lender” and collectively, “Lenders”), and HALOZYME THERAPEUTICS, INC., a Delaware corporation (“Parent”), and HALOZYME, INC., a California corporation (“Halozyme” and together with Parent, individually and collectively, jointly and severally, “Borrower”).
RECITALS
A.Collateral Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of June 7, 2016 (as amended by that certain Consent, Release, and First Amendment to Loan and Security Agreement, dated as of December 21, 2016, and as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”). Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

B.Borrower intends to form Halozyme Switzerland Holdings GmbH under the laws of Switzerland (the “Swiss Holdco”), which shall initially be wholly-owned by Halozyme (the “Swiss Holdco Formation”).

C.Borrower intends to (i) transfer all of the issued and outstanding capital stock, membership units or other securities owned or held of record by Halozyme in the Bermuda Subsidiary (the “Applicable Bermuda Assets”) to the Swiss Holdco (the “Bermuda Equity Transfer”); (ii) transfer all of the issued and outstanding capital stock, membership units or other securities owned or held of record by Halozyme in the Swiss Subsidiary (the “Applicable Swiss Assets,” and together with the Applicable Bermuda Assets, collectively the “Applicable Assets”) to the Swiss Holdco (the “Swiss Subsidiary Equity Transfer”); and (iii) make Investments in the Swiss Holdco from time to time hereafter.

D.Borrower has requested that Collateral Agent and Lenders (i) consent to the Swiss Holdco Formation, the Bermuda Equity Transfer and the Swiss Subsidiary Equity Transfer, (ii) release Collateral Agent’s Lien on the Applicable Assets, (iii) amend the Loan Agreement to permit periodic Investments in the Swiss Holdco, and (iv) make certain other revisions to the Loan Agreement as more fully set forth herein.

E.Collateral Agent and Lenders have agreed to so consent to the transactions set forth above, release Collateral Agent’s Lien on the Applicable Assets, and amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.Consent. Subject to the terms of Section 11 below, and so long as Borrower pledges, assigns and grants a security interest in the Shares of the Swiss Holdco to Collateral Agent pursuant to, and to the extent required by, the terms of the Loan Agreement (as amended by this Amendment) and that certain Quota Pledge Agreement, substantially in the form attached hereto as Exhibit A, Collateral Agent and Lenders hereby consent to (a) the Swiss Holdco Formation, (b) the Bermuda Equity Transfer, (c) the Swiss Subsidiary Equity Transfer, and (d) agree that, as of the date hereof, the Swiss Holdco shall not be required to become a co-Borrower or Guarantor under the Loan Agreement pursuant to Section 6.12 of the Loan Agreement. Collateral Agent and Lenders hereby agree that the transactions described in clauses (a) through (d) above shall not constitute an “Event of Default” under the Loan Agreement.

3.Release. Subject to the terms of Section 11 below and effective only upon the consummation of the Bermuda Equity Transfer and the Swiss Subsidiary Equity Transfer, Collateral Agent hereby releases any security interest it has in the Applicable Assets without delivery of any instrument or any further action by any party; provided, however, that nothing in this Amendment shall constitute a release of any security interest Collateral Agent has in any consideration or other proceeds of the Applicable Assets which are payable to or received by Borrower in connection with the Bermuda Equity Transfer and/or the Swiss Subsidiary Equity Transfer, whether now owned or hereafter acquired. At the request and sole expense of Borrower at any time after the effectiveness of the foregoing release, Collateral Agent shall execute and deliver to Borrower such documents as Borrower may reasonably request to evidence the release of the Applicable Assets. At the request and sole expense of Borrower at any time after the effectiveness of the foregoing release, Collateral Agent shall file, or cause to be filed, a UCC amendment to exclude the Applicable Assets to evidence the release of Collateral Agent’s Lien thereon.

4.Reaffirmation of Security Interest. Except to the extent the Applicable Assets are released pursuant to Section 3 above, Borrower hereby reaffirms its grant to Collateral Agent of a continuing security interest in the Collateral.

5.Amendment to Loan Agreement.

5.1    Section 6.12 (Creation/Acquisition of Subsidiaries). Section 6.12 is hereby amended by deleting the last sentence thereof and replacing it with the following:

Notwithstanding the foregoing, none of Swiss Holdco, Swiss Subsidiary, Bermuda Subsidiary, or LLC shall be required to become a co-Borrower hereunder or guarantee the Obligations of Borrower under the Loan Documents and none of the foregoing entities shall be required to grant any Liens on any of its assets in favor of Collateral Agent or Lenders.
5.2    Section 7.8 (Transactions with Affiliates). Section 7.8(d) is hereby amended and restated in its entirety to read as follows: “(d) transactions among Borrower, the Swiss Holdco, the Swiss Subsidiary and/or the Bermuda Subsidiary pursuant to the R&D Agreement, the Bermuda License, that certain General and Administrative Services Agreement, dated December 21, 2016, by and between Halozyme and the Bermuda Subsidiary and that certain General and Administrative Services Agreement, dated December 21, 2016, by and between Halozyme and the Swiss Subsidiary.”

5.3    Section 7.15 (Swiss Subsidiary Assets). Section 7.15 is hereby amended and restated in its entirety to read as follows:

7.15    Swiss Subsidiary Assets. Permit the Swiss Subsidiary to hold (a) any assets in an aggregate amount not to exceed Six Million Dollars ($6,000,000) at any time; or (b) more than twenty percent (20.00%) of the total consolidated cash and Cash Equivalents of Borrower and its Subsidiaries at any time.
5.4    Section 7.16 (Swiss Holdco Assets). The following new Section 7.16 is hereby added to Section 7:

7.16    Swiss Holdco Assets. Permit the Swiss Holdco to hold any assets, other than (i) the issued and outstanding capital stock, membership units or other securities of the Bermuda Subsidiary and the Swiss Subsidiary, and (ii) cash in an aggregate amount not to exceed One Hundred Thousand (100,000) Swiss Francs at any time; provided that the Swiss Holdco may also hold, for up to five Business Days, the proceeds of certain (a) Permitted Investments made by Halozyme to the Bermuda Subsidiary and/or the Swiss Subsidiary, and (b) payments, dividends and/or distributions made by the Bermuda Subsidiary and/or the Swiss Subsidiary to the Swiss Holdco, so long as (x) with respect to the foregoing clause (a), such proceeds are invested by the Swiss Holdco in the Swiss Subsidiary or the Bermuda Subsidiary, as applicable, and (y) with respect to the foregoing clause (b), such proceeds are remitted, paid, dividended and/or distributed, as applicable, by the Swiss Holdco to Halozyme, in each case within five (5) Business Days of the Swiss Holdco’s receipt of such proceeds.
5.5    Section 13.1 (Definitions). The following definitions are hereby added to Section 13.1 in their appropriate alphabetical order:

“Second Amendment Date” means November 21, 2017.
“Swiss Holdco” is Halozyme Switzerland Holdings GmbH, a wholly-owned Subsidiary of Halozyme formed under the laws of Switzerland.
5.6    Section 13.1(Definitions). The following terms and their definitions in Section 13.1 are hereby amended by deleting them in their entirety and replacing them with the following:

“Bermuda Subsidiary” is Halozyme Holdings, Ltd., a wholly-owned Subsidiary of the Swiss Holdco formed under the laws of Bermuda.
“Swiss Share Pledge Documents” means that certain Quota Pledge Agreement by Halozyme in favor of Collateral Agent, for the ratable benefit of the Lenders, in form and substance reasonably satisfactory to Collateral Agent and the Lenders, and any other documents, instruments, and undertakings necessary and reasonably required by Collateral Agent and the Lenders to be executed in connection therewith.
“Swiss Subsidiary” is Halozyme Switzerland GmbH, a wholly-owned Subsidiary of Swiss Holdco formed under the laws of Switzerland.

5.7    Section 13.1 (Definitions). Clauses (d) and (m) of the definition of “Permitted Investments” in Section 13.1 are amended in their entirety and replaced with the following:

(d)    (i) Investments of Parent in Halozyme, (ii) Investments of Borrower in any domestic Subsidiary which has joined this Agreement as a co-borrower hereunder; provided that Borrower and such Subsidiary shall have complied in all respects with Section 6.12 and taken all action necessary to perfect Collateral Agent’s Lien in the Collateral of such Subsidiary, (iii) so long as no Event of Default has occurred and is continuing, Investments by the Swiss Holdco in the Bermuda Subsidiary, provided that in each case, the proceeds of such Investments shall be used by the Bermuda Subsidiary solely to make payments to Halozyme under the R&D Agreement within ten (10) days of the making of each such Investment, (iv) so long as no Event of Default has occurred and is continuing, Investments by Halozyme in the Swiss Holdco, provided that the proceeds of such Investments shall be invested by the Swiss Holdco in the Bermuda Subsidiary in accordance with clause (iii) of this clause (d) of the definition of Permitted Investments, (v) so long as no Event of Default has occurred and is continuing, Investments in the Swiss Holdco not to exceed Six Million Dollars ($6,000,000.00) in the aggregate in any fiscal quarter (excluding any Investments described in clause (iv) of this clause (d) of the definition of Permitted Investments), provided that the proceeds of such Investments shall be invested by the Swiss Holdco in the Swiss Subsidiary within five (5) Business Days of receipt of such proceeds, and (vi) a one-time Investment by Halozyme in the Bermuda Subsidiary not to exceed Forty Million Dollars ($40,000,000.00) occurring on or about the Second Amendment Date, provided that all of the proceeds of any Investment under this clause (vi) shall be used solely to make payments to Halozyme under the R&D Agreement by no later than April 30, 2018;
(m)    Deposit Accounts and Securities Accounts of (i) the Bermuda Subsidiary, so long as the deposits held in such accounts comply with the terms of Section 7.12, (ii) the Swiss Subsidiary so long as the deposits held in such accounts comply with the terms of Section 7.15 and (iii) the Swiss Holdco, so long as the deposits held in such accounts comply with the terms of Section 7.16.
6.Limitation of Amendments.

6.1    The amendments set forth in Section 5, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

6.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

7.Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

7.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

7.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

7.3    The organizational documents of Borrower most recently delivered to Collateral Agent and Lenders are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

7.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

7.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment do not and will not contravene (a) any material Requirement of Law binding on or affecting Borrower, (b) any material agreement by which Borrower is bound in a manner that constitutes an event of default thereunder, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

7.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made or is being obtained pursuant to Section 6.1(b) of the Loan Agreement; and

7.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

8.Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9.Prior Agreement. Except as expressly provided for in this Amendment, the Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

10.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

11.Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Collateral Agent and Lenders of this Amendment; and (b)  payment of Collateral Agent’s and Lenders’ legal fees and expenses in connection with the negotiation and preparation of this Amendment.

12.Covenants. Borrower shall duly execute and deliver to Collateral Agent, immediately upon the formation and registration of the Swiss Holdco, the Swiss Share Pledge Documents. Borrower shall deliver to Collateral Agent, within three (3) Business Days of the execution of the same, the original certificates, if any, for the Shares of the Swiss Holdco required to be pledged under the Loan Agreement (as amended by this Amendment), accompanied by an instrument of assignment duly executed in blank by Halozyme for each such certificate, if any. Borrower shall deliver to Collateral Agent on or before February 28, 2018 (or such later date as Collateral Agent and Required Lenders may agree to in their sole discretion), the (i) certified excerpt from the commercial register (Handelsregister) relating to the Swiss Holdco, evidencing that Halozyme is the sole owner of all Quotas, the foregoing to be in form and substance reasonably satisfactory to Lenders’ Swiss counsel; (ii) certified excerpt from the commercial register (Handelsregister) relating to the Swiss Subsidiary, evidencing that the Swiss Holdco is the sole owner of all Quotas, the foregoing to be in form and substance reasonably satisfactory to Lenders’ Swiss counsel; and (iii) the Register of Members relating to the Bermuda Subsidiary, certified by a director of the Bermuda Subsidiary, evidencing that the Swiss Holdco is the sole owner of all shares of stock of the Bermuda Subsidiary, the foregoing to be in form and substance reasonably satisfactory to Lenders’ Bermuda counsel. Notwithstanding anything to the contrary contained in the Loan Documents, any breach of the covenant set forth in this Section 12 shall be an immediate Event of Default and not subject to any cure period, including without limitation the cure period set forth in Section 8.2(b) of the Loan Agreement.

13.Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT: OXFORD FINANCE LLC		BORROWER: HALOZYME THERAPEUTICS, INC.
By:	/s/ Colette H. Featherly	By:	/s/ Laurie Stelzer
Name:	Colette H. Featherly	Name:	Laurie Stelzer
Title:	Senior Vice President	Title:	Chief Financial Officer
LENDERS: OXFORD FINANCE LLC		HALOZYME, INC.
By:	/s/ Colette H. Featherly	By:	/s/ Laurie Stelzer
Name:	Colette H. Featherly	Name:	Laurie Stelzer
Title:	Senior Vice President	Title:	Chief Financial Officer
SILICON VALLEY BANK
By:	/s/ Anthony Flores
Name:	Anthony Flores
Title:	Director

EXHIBIT A
Quota Pledge Agreement
[see attached]

A-1

QUOTA PLEDGE AGREEMENT
dated ___ November 2017

between
Halozyme, Inc.
11388 Sorento Valley Road
San Diego, CA 92121
USA
(the Security Provider)
and
Oxford Finance LLC
133 N. Fairfax Street
Alexandria, VA 22314
USA
as Collateral Agent, acting for itself and as a direct representative (direkter Stellvertreter) on behalf of the other Secured Parties (as defined below)

(the Collateral Agent)
regarding
a pledge of a 65% quota in Halozyme Switzerland Holdings GmbH

Table of Contents

1.	Definitions and Interpretation	3
2.	Quota Pledge	6
3.	Delivery of Documents	8
4.	Representations and Warranties	9
5.	Additional Covenants	11
6.	Realization of Security	12
7.	Application of Proceeds	13
8.	Power of Attorney	13
9.	Release of Security Assets	13
10.	Assignments and Transfer	14
11.	Successor Collateral Agent	14
12.	Cumulative and Continuing Security / Re-Instatement	14
13.	Liability of the Collateral Agent	15
14.	General Provisions	15
15.	Governing Law and Jurisdiction	16

This quota pledge agreement (the Agreement) is made as of ___ November 2017, by and between the Security Provider and the Collateral Agent, acting for itself and as a direct representative (direkter Stellvertreter) on behalf of the other Secured Parties (as defined below) (collectively the Parties, and each individually a Party).
WHEREAS

1)
Oxford Finance LLC in its capacity as Lender and Collateral Agent, the other Lenders listed in the Credit Agreement (as defined below) as Lenders, and Halozyme, Inc. as Borrower entered into a loan and security agreement dated 7 June 2016 as amended from time-to-time by the Parties (the Credit Agreement) pursuant to which the Lenders agreed to make available to Halozyme, Inc. term loans in the amount of up to USD 70,000,000 (unless otherwise defined herein, each term as defined in the Credit Agreement);

2)
In the Credit Agreement, the Parties agreed that the claims of the Lenders under the Credit Agreement shall be secured, inter alia, by way of the Security Provider pledging a 65 % share in the quota capital of the Security Provider's Swiss wholly owned subsidiary, Halozyme Switzerland Holdings GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) with registered office in Basel, Switzerland] registration number [CHE-•] (the Company) to the Collateral Agent, acting for itself and as a direct representative (direkter Stellvertreter) on behalf of the other Secured Parties (as defined below); and

3)
This Agreement is entered into in connection with the establishment of the Company as new wholly owned subsidiary of the Security Provider and shall replace a quota pledge agreement dated 21 December 2016 between Haloyzme, Inc. as security provider and Oxford Finance LLC, acting for itself and as a direct representative on behalf of the other secured parties, as collateral agent, relating to a pledge of 65% of the quota in Halozyme Switzerland GmbH with registered office at Hochbergerstr. 60C, 4057 Basel, Switzerland, registration number CHE-377.722.348.

Now, therefore, to secure the payment and performance in full of the Secured Obligations (as defined below), the Security Provider desires to grant the Security (as defined below) and the Parties agree as follows:

1.	Definitions and Interpretation

1.1	Definitions
Unless defined otherwise hereinafter and except to the extent that the context requires otherwise, capitalized terms used in this Agreement shall have the meanings assigned to them in the Credit Agreement.

Agreement	means this security agreement.
Business Day	means a Business Day as defined in the Credit Agreement, provided on any such day commercial banks in Zurich are open for normal business transactions.
CC	means the Swiss Civil Code.
CO	means the Swiss Code of Obligations.
Company	shall have the meaning as set forth in Whereas Clause 2).
Credit Agreement	shall have the meaning set forth in Whereas Clause 1).
DEBA	means the Swiss Federal Act on Debt Collection and Bankruptcy.
Dividends
shall mean all kinds of dividend (including without limitation any repayment of capital) relating to the Pledged Quota whether in cash or in kind, including, without limitation, in form of additional Quotas or Participation Rights.

Event of Default	has the meaning ascribed to the term "Event of Default" in the Credit Agreement.
Pledge	shall have the meaning set forth in Section 2.1 (Undertaking to Pledge and Pledge), being a pledge pursuant to articles 899 et seq. CC.
Pledged Quota
means (i) a quota (Stammanteil) issued by the Company amounting to 65% of the entire quota capital (Stammkapital) of the Company pursuant to art. 774 CO, and with regard to which, for the avoidance of doubts, no certificate has been issued, (ii) all quota(s) or other rights or interests whatsoever which may substitute the quota defined in (i) above by operation of law or otherwise now or hereafter, and (iii) any further quota(s), participation rights ("Genussscheine" in the Company, within the meaning of art. 774a CO) or other rights, relating to the quota defined in (i) above, that will be issued to the Security Provider by the Company after the date hereof.

Quota	means each quota issued by the Company, all Quotas together representing the entire quota capital (Stammkapital) of the Company currently amounting to CHF 20,000 in the aggregate.
Related Rights
means all moneys payable and any and all other accessory or other rights, benefits and proceeds in respect of, or derived from, the Pledged Quota, whether present or future and whether by way of capital reduction, redemption, substitution, exchange, bonus or preference, conversion or otherwise, including Subscription Rights, Dividends, option rights or liquidation proceeds upon liquidation of the Company.

Secured Obligations	has the meaning ascribed to the term "Obligations" in the Credit Agreement.
Secured Party	means the Collateral Agent and each Lender as defined in the Credit Agreement.
Security	means the Pledge and the security assignment of Subscription Rights set out in Section 2.3(b) collectively.
Security Assets	means the Pledged Quota and the Related Rights over which the Security is created hereunder.
Subscription Rights	means the preemptive rights (Bezugsrecht) of a holder of the Pledged Quota in relation to such Pledged Quota.
Voting Rights	means the voting rights and any other non-monetary participation rights in relation to the Pledged Quota.

1.2	Interpretation

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment, and amended will be construed accordingly;

(ii)	assets includes properties, revenues and rights of every description;

(iii)	an authorization includes an authorization, consent, approval, resolution, li-cense, exemption, filing and registration;

(iv)
a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month;

(v)
a regulation includes any regulation, rule, official directive, request or guide-line (whether or not having the force of law but if not having the force of law compliance with which is customary amongst those to whom it is addressed) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organization;

(vi)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(vii)	a Section or a Whereas Clause is a reference to a section or a Whereas Clause of this Agreement; and

(viii)	a person includes its successors and assigns.

(b)	Unless the contrary intention appears, a term used in any notice given under or in connection with this Agreement has the same meaning in that notice as in this Agreement.

(c)	The table of contents to, and the headings used in, this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(d)
Unless the context requires otherwise, references herein to the Collateral Agent shall be read as references to the Collateral Agent acting for itself and as direct representative (direkter Stellvertreter) on behalf of all other Secured Parties.

2.	Quota Pledge

2.1	Undertaking to Pledge and Pledge

(a)
The Security Provider hereby agrees to grant to the Collateral Agent, acting for itself and on behalf of each other Secured Party, a first ranking pledge in the sense of art. 899 et seq. CC in the Pledged Quota and the Related Rights, free and clear of any pledges, liens, rights of set-off or other third party rights of any nature (the Pledge) until such time as the Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full in cash.

(b)
To perfect the Pledge pursuant to Section 2.1(a), the Security Provider hereby pledges to the Collateral Agent, acting for itself and on behalf of each other Secured Party, the Pledged Quota and the Related Rights and undertakes to execute and/or perform or cause the Company to execute and/or perform any further document, formality or act necessary or advisable for the validity, effectiveness and enforceability of the Security.

(c)	The Pledge shall serve as a first ranking, continuing security right for the Collateral Agent to secure the payment and performance in full of the Secured Obligations.

2.2	Future Quotas
The Security Provider shall, and shall procure (or in its default the Collateral Agent on its behalf) that the Company will, promptly upon the accrual, offer or issue of any future Quotas, transfer to the Collateral Agent all certificates, if any, issued in relation to such future Quotas relating to the Pledged Quota, if and to the extent such certificates are being issued (i.e. for the avoidance of doubt, 65% of such future Quotas offered or issued by the Company), accompanied with a separate assignment declaration executed by the Security Provider in blank and to execute and/or perform or cause the Company to execute and/or perform any further document, formality or act necessary or advisable for the validity, effectiveness and enforceability of the Security.

2.3	Subscription Rights

(a)
As long as no Event of Default has occurred and is continuing, the Security Provider shall be entitled to receive and retain the Subscription Rights issued to it by the Company as well as to exercise the Subscription Rights, provided that all new Quotas and Related Rights acquired by the Security Provider upon exercise of Subscription Rights are subject to the Pledge.

(b)
In case the Security Provider does not intend to exercise the Subscription Rights, the Security Provider (i) agrees to transfer and herewith transfers such Subscription Rights to the Collateral Agent free of charge, and the Collateral Agent shall be entitled to exercise such Subscription Rights in the name and on behalf of each of the Secured Parties, and (ii) undertakes to do all acts and things and to permit all acts and things to be done which are necessary or expedient to enable the Collateral Agent to exercise such Subscription Rights. The Security Provider shall notify the Collateral Agent promptly of any grant of Subscription Rights and undertakes to notify the Collateral Agent of any intention not to exercise Subscription Rights not less than 10 Business Days prior to expiration of the right to exercise such Subscription Rights.

(c)
Upon the occurrence and during the continuance of an Event of Default, all rights of the Security Provider under Section 2.3(a) and Section 2.3(b) shall cease, and the Security Provider herewith agrees to assign and assigns, with effect upon the occurrence and during the continuance of Event of Default, such Subscription Rights free of charge to the Collateral Agent (and for this purpose only, the Subscription Rights are released from the Pledge). If an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled, but not obligated, to exercise the Subscription Rights.

2.4	Dividends

(a)
As long as no Event of Default has occurred and is continuing, the Security Provider shall be entitled to receive and retain all moneys payable on account of Dividends (subject always to the terms of the Loan Documents).

(b)
Upon the occurrence and during the continuance of an Event of Default, all rights of the Security Provider hereunder with respect to Dividends shall cease, and the Collateral Agent shall be entitled to receive as Security Asset all moneys payable on account of Dividends.

2.5	Voting Rights

(a)
As long as no Event of Default has occurred and is continuing, the Security Provider shall be entitled to exercise all Voting Rights, provided that it will not exercise any such Voting Rights in a manner which would materially prejudice the interests of the Secured Parties under this Agreement or lead to material deterioration in the value of the Security Assets and provided further that it will not exercise any such Voting Rights or powers for purposes that are inconsistent with the Credit Agreement.

(b)
Upon the occurrence and during the continuance of an Event of Default which is continuing, the Security Provider shall notify the Collateral Agent promptly in advance of any intention to exercise Voting Rights related to the Pledged Quota.

(c)
After receiving notification pursuant to Section 2.5 (b), the Collateral Agent shall be entitled but not obliged to either instruct the Security Provider on how to exercise the Voting Rights or to exercise in the name of the Security Provider all Voting Rights related to the Pledged Quota at its discretion.

(d)
The Security Provider hereby grants a power of attorney to the Collateral Agent (with right of substitution) to exercise the Voting Rights pursuant Section 2.5 (c) and hereby undertakes to promptly (i) execute and issue any and all proxies in favor of the Collateral Agent (acting in the name of and on behalf of the Secured Parties ) and (ii) do all acts and things and permit all acts and things to be done which are necessary or expedient for the Collateral Agent and the Secured Parties to exercise the Voting Rights pursuant to the previous paragraph.

2.6	Restriction to 65% of the Quota
Notwithstanding the above or anything to the contrary in this Agreement, the Parties agree that in any case and at any time, the Pledged Quota and Related Rights may not exceed 65% of the entire quota capital issued by the Company and undertake to do all acts and things, and to procure that all acts and things be done, that are necessary for observing this restriction.

3.	Delivery of Documents
On the date hereof, the Security Provider shall deliver to the Collateral Agent the following documents:

(a)	an up-to-date certificate of good standing relating to the Security Provider, attached to this Agreement as Annex 1;

(b)	a photocopy of the current certificate of incorporation including articles of incorporation of the Security Provider, attached to this Agreement as Annex 2;

(c)
a photocopy of an unanimous written consent of the board of directors of the Security Provider wherein the entry into this Agreement and the granting of the Pledge as provided for hereunder is duly approved, attached to this Agreement as Annex 3;

(d)	an up-to-date excerpt from the commercial register (Handelsregister) relating to the Company, attached to this Agreement as Annex 4;

(e)	a photocopy of the current certified articles of association (Statuten) of the Company, attached to this Agreement as Annex 5;

(f)
a photocopy of an unanimous resolution of the board of managers of the Company acknowledging the Security provided for under this Agreement and approving the registration in the quota register of the Company of any future acquirer of the Pledged Quota as quotaholder with voting rights with respect to all the Quotas upon the enforcement of the Security, attached to this Agreement as Annex 6;

(g)
a photocopy of the quota register (Anteilsbuch) of the Company evidencing that the Security Provider is registered as quotaholder with respect to the Pledged Quota and that the Pledged Quota is subject to the Security, attached to this Agreement as Annex 7; and

(h)
a photocopy of the Company's register of ultimate beneficial owners (Verzeichnis der wirtschaftlich Berechtigten) from which it is evident that the Security Provider has complied with its notification obligations under article 790a CO, attached to this Agreement as Annex 8.

4.	Representations and Warranties

(a)
Without prejudice and in addition to the representations and warranties under the Credit Agreement which are incorporated herein by way of reference and shall apply to the Security Provider mutatis mutandis, the Security Provider represents and warrants to the Collateral Agent for itself and on behalf of the other Secured Parties that as of the date of this Agreement:

(i)
the written consent referred to in Section 3(c) has been duly passed in accordance with the laws of the jurisdiction of incorporation of the Security Provider, accurately reflects the resolutions and other matters reflected therein and has not been revoked or amended;

(ii)	the entering into, the signing and the performance of this Agreement do not result in a violation of any law or regulation applicable to the Security Provider;

(iii)	all its obligations under this Agreement are legal, valid, binding obligations and enforceable against the Security Provider in accordance with their terms;

(iv)
the Quotas are not subject to any transfer restrictions resulting from statutory laws or regulations, the articles of incorporation, corporate resolutions, contractual arrangements, arrangements or otherwise.

(v)	the Security Provider is the sole legal and beneficial owner of all Quotas, including, without limitation, the Security Assets, free and clear of any Liens, except for the Permitted Liens;

(vi)
the Quotas (including, without limitation, the Pledged Quota) are duly and validly issued by the Company and are fully paid and non-assessable (i.e., no further payment obligations by holders of Quotas towards the Company are attached to the Quotas);

(vii)	the Security Provider has not assigned, transferred or otherwise disposed of any of its rights, title and interest in the Security Assets, and the Security Assets are assignable;

(viii)
no meeting of a corporate body of the Security Provider and/or the Company has been held in which resolutions were passed or approved that could negatively affect the Security created (or to be created) under this Agreement or any other right or discretion of the Collateral Agent or the Secured Parties under this Agreement;

(ix)
the execution of, and performance of its obligations under, this Agreement by the Security Provider does not constitute or result in a breach of the articles of association of the Security Provider or the Company;

(x)	this Agreement constitutes an effective and perfected first ranking Security over the Security Assets;

(xi)	the photocopy of the quota register (Anteilsbuch) of the Company delivered to the Collateral Agents pursuant to Section 3 (g) is complete and accurate and includes the most current data;.

(xii)	there are no agreements between the Security Provider and any third party relating to the Pledged Quota that are opposed to the obligations of the Security Provider and the rights of the Collateral

Agent or the Secured Parties under this Agreement or the realization or the proceeds of enforcement of the Pledged Quota;

(xiii)	no authorisation by any competent authority is required under any applicable law to grant a valid, binding and legally enforceable Pledge over the Pledged Quota;

(xiv)
all assets of the Company are free of any pledge, lien, encumbrance or other third party right, except (i) for any pledge, lien, encumbrance, or other interests or third party right notified to the Collateral Agent in writing prior to the execution of this Agreement, or (ii) as otherwise permitted by the other Loan Documents;

(xv)	the Company has not granted any options for the acquisition of Quotas;

(xvi)
the duly and validly undertaking to Pledge and the further execution of this Agreement does not require an authorisation pursuant to the Federal law on acquisition of real estate in Switzerland by non-residents (Lex Koller);

(xvii)	no legal, administrative or arbitration proceedings currently affect the entering into, the performance or the execution of any rights under this Agreement.

(b)
The representations and warranties set out in this Section 4 (Representations and Warranties) are deemed to be repeated by the Security Provider at the time an advance is made by the Lenders, in each case with reference to the facts and circumstances then existing.

(c)
The Representation and Warranties are deemed to be repeated by the Security Provider when delivering to the Collateral Agent the up-to-date certified excerpt from the commercial register evidencing that the Security Provider is the sole owner of all Quotas, with reference to the facts and circumstances then existing.

(d)
The Representation and Warranties are deemed to be repeated by the Security Provider each time the representation and warranties under the Credit Agreement are repeated or deemed to be repeated, in each case with reference to the facts and circumstances then existing.

5.	Additional Covenants
Except in accordance with the terms of the Credit Agreement, if applicable, and for as long as the Security remains in effect and without the prior written consent of the Collateral Agent, the Security Provider hereby undertakes:

(a)	not to revoke or amend the written consent referred to in Section 3(c);

(b)	not to cause or approve the distribution, payment or delivery of any Related Rights, except as permitted pursuant to this Agreement or any other Loan Document;

(c)	not to vote in favor of any resolution with regard to the Company whereby:

(i)	the quota capital (Stammkapital) of the Company would be reduced;

(ii)	Quotas (including, without limitation, the Pledged Quota) would be modified or altered;

(iii)	any special benefits would be granted to present or future bodies or quotaholders of the Company which would constitute a repayment of equity and/or a (constructive) dividend;

(iv)
it is apparent at the time of the making of such resolution, that the value of the Quotas (including, without limitation, the Pledged Quota), the Related Rights or the underlying assets would materially deteriorate;

(v)	the validity or enforceability of the Security created under this Agreement would be adversely affected, and/or

(vi)	any term of this Agreement or the Loan Documents would be violated or another Event of Default would occur;

(d)
not to enter into any legal instrument relating to, or granting any Lien or make a disposition of the Security Assets, or enter into any legal instrument resulting in the Security Assets becoming non-assignable, or take any other action with respect to the Security Assets that would jeopardize any rights of the Collateral Agent and/or the Secured Parties under this Agreement and/or the realization of the Pledge or of which it is apparent at the time of the entry into of such legal instrument, or making of a disposition or taking of an action that it would materially jeopardize the value of the Security Assets;

(e)
to provide the Collateral Agent with all information, documents, requests and other communication relating to the Security Assets, which would adversely affect (i) the validity or enforceability of the Security created (or to be created) under this Agreement, (ii) or cause an Event of Default to occur;

(f)	to do all acts and things in case of a realization of the Pledge, and procure that all acts and things be done, which are necessary to properly effect the realization of the Security Assets;

(g)
to promptly execute and deliver at its own expenses such further documents and do such further acts which the Collateral Agent may reasonably require for the purpose of the creation, perfection, protection, maintenance or realization of the Security;

(h)	to indemnify and hold harmless the Collateral Agent and/or the Secured Parties as provided for in the Credit Agreement;

(i)	to take all action required to constitute a valid and binding first ranking pledge over the Pledged Quota pursuant to the terms of this Agreement.

(j)	not to cause or approve the managing directors resolution referred to in Section 3 (f) to be revoked or amended.

(k)
to enter into and to procure the perfection of additional pledge agreements, if and to the extent that the pledge of the Pledged Quota or Related Rights requires, as a matter of law, the execution and perfection of a specific pledge agreement for such Pledged Quota or Related Rights;.

(l)	to take all actions required for its registration as the quotaholder in the quota register of the Company with regards to all Quotas;

(m)	to procure and take all actions required to remain the sole legal and beneficial owner of 100% of the Quotas including any future Quotas that may be accrued, offered or issued in the future.

6.	Realization of Security

(a)
Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent (acting for itself and on behalf of the other Secured Parties) shall have the right, but not the obligation, without any further prior notice or communication (unless such notice or communication is required by mandatory law) to the Security Provider to undertake on its own initiative any acts it deems appropriate to enforce the Security created pursuant to this Agreement by:

(i)	initiating enforcement proceedings with respect to the Security Assets pursuant to any applicable official enforcement procedure including, as the case may be, pursuant to the DEBA; and/or

(ii)	liquidating the Security Assets in full or in part through private sale (Private Verwertung) or acquisition of the Security Assets for the Collateral Agent's account (Selbsteintritt), in each case without regard to the formalities provided in, any applicable official enforcement procedure laws, in particular, the DEBA, and applying the proceeds thereof to the discharge of the Secured Obligations.. For this purpose, the Collateral Agent shall be entitled to request the Security Provider to register any acquirer of the Pledged Quota who acquires the Pledged Quota in the course of enforcement in the quota register as owner of the Pledged Quota.

(b)
Notwithstanding the foregoing and notwithstanding the provision of article 41 DEBA, the Collateral Agent shall be entitled to institute or pursue the enforcement of the Secured Obligations pursuant to regular debt enforcement proceedings without having first to institute proceedings for the realization of the Pledge created to secure the Secured Obligations (Ausschluss des beneficium excussionis realis). The Parties agree in advance that a sale according to article 130 DEBA (Freihandverkauf) shall be admissible.

(c)	The Collateral Agent shall, upon the occurrence and during the continuance of an Event of Default, have full discretion as to manner, time and place of enforcement of the Security.

(d)
The Collateral Agent may act as Collateral Agent contracting in its own name and in the name of the other Secured Parties and on its and their accounts or for the account of third persons in private or official enforcement proceedings.

7.	Application of Proceeds
Any proceeds received under this Agreement by the Collateral Agent acting on behalf of the other Secured Parties upon the realization of the Security shall be applied in whatever manner or order the Collateral Agent deems appropriate.

8.	Power of Attorney
The Security Provider authorises the Collateral Agent to be its attorney and, in its name, on its behalf and as its act and deed, to execute, deliver and perfect all documents (including to transfer Quotas to an acquirer) and to do all things that the Collateral Agent may consider to be requisite for carrying out any obligation imposed on the Collateral Agent under this Agreement or exercising any of the rights conferred on the Collateral Agent or the Secured Parties by this Agreement or by law, in particular in connection with a private realisation (Private Verwertung, including, without limitation, self-sale (Selbsteintritt)) or with the exercise of the Voting Rights on behalf of the Security Provider, it being understood that as long as no Event of Default has occurred and is continuing, the power of attorney granted hereunder shall not be exercisable.

9.	Release of Security Assets

(a)
The Security Assets or, in case of realization of the Security, the remainder thereof, shall be released and returned to the Security Provider if and when all Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full in cash.

(b)
Any Security Assets so to be returned shall be delivered net of any transfer taxes or other expenses in connection with such release and return or reassignment, respectively. The Collateral Agent shall not make and shall not be deemed to have made any representation or warranty, whether express or implied, with respect to any Security Assets so returned, except that any such Security Assets shall be returned to the Security Provider free and clear of any third party right granted by the Collateral Agent.

(c)
If any payment by the Security Provider in respect of Secured Obligations, whereupon the Collateral Agent released the Security Assets (or any part thereof), is avoided or reduced as a result of insolvency or any similar event:

(i)
this Agreement, the liability of the Security Provider and the Security expressed to be created under this Agreement shall be re-instated and continue as if the payment, release, avoidance or reduction had not occurred; and

(ii)
the Security Provider shall return and deliver (as the case may be) to the Collateral Agent any Security Assets, including, for the avoidance of doubt, any proceeds from the disposal of and any other substitutes for the Security Assets, as if the repayment, release, avoidance or reduction had not occurred.

(d)
Upon the payment in full of the Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement shall automatically terminate and the Pledge shall automatically be released. The Collateral Agent will, at the Company's sole cost and expense, execute and deliver to the Security Provider and/or the Company such documents as the Security Provider and/or the Company may reasonably request to effectuate or evidence such release.

10.	Assignments and Transfer
The Parties shall not be entitled to assign or transfer rights, benefits and obligations under this Agreement except in accordance with the provisions of the Credit Agreement, and Section 11 of this Agreement.

11.	Successor Collateral Agent
If a successor of the Collateral Agent is appointed pursuant to the Credit Agreement, the Collateral Agent may assign and transfer by way of written agreement all of its rights and obligations hereunder (including by way of transfer of agreement (Vertragsübernahme/-übertragung) to his successor as Collateral Agent hereunder without further consent of the Security Provider. The Security Provider herewith irrevocably and unconditionally agrees in advance to such transfer and assignment and to recognise any such successor Collateral Agent as new Collateral Agent in substitution of the retiring Collateral Agent, and to undertake all acts (at its own cost) necessary or useful (acting reasonably) for the successor Collateral Agent to be recognised by third parties as new Collateral Agent hereunder (including countersigning the written agreement of assignment and transfer).

12.	Cumulative and Continuing Security / Re-Instatement

(a)
The Security constitutes a continuing security interest which shall be cumulative, in addition to and independent of every other security interest which the Collateral Agent may at any time hold for the Secured Obligations and/or any rights, powers and remedies provided by law. The Security shall not be affected in any way by any intermediate discharge of any but not all of the Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and/or by a variation, amendment, restatement, novation, transfer (including by way of novation), extension, compromise or release of any or all of the Secured Obligations or the Loan Documents or of any other security interest from time to time, with the exception of any release in accordance with Section 9 (Release of Security Assets).

(b)
To the extent mandatory law applicable to this Agreement works to the effect that the Security would not be a continuing security by operation of an amendment, restatement, supplement or novation of the Secured Obligations, respectively, the Security Provider agrees that the Security created hereunder is, to the extent required, re-instated.

13.	Liability of the Collateral Agent
The Collateral Agent shall not be liable for any loss or damage suffered by the Security Provider save in respect of such loss or damage which is suffered as a result of the willful misconduct (Absicht) or negligence (Fahrlässigkeit) of the Collateral Agent.

14.	General Provisions

14.1	Taxes, Costs and Expenses
The Parties acknowledged that all taxes, costs and expenses arising out of or in connection with the perfection, maintenance, protection, enforcement and release of the Security respectively the Security Assets under this Agreement or the exercise of any of the Collateral Agent's rights granted under this Agreement shall be borne by the Security Provider.

14.2	Notices
All notices or other communications to be given under or in connection with this Agreement shall be made in accordance with the Credit Agreement.

14.3	Currency Conversion
For the purpose of or pending the discharge of any of the Secured Obligations, the Collateral Agent may convert any money received, recovered or realized or subject to application by it under this Agreement from one currency to another, as the Collateral Agent considers appropriate. Any such conversion shall be effected at a rate of exchange for obtaining such other currency with the first currency as reasonably determined by the Collateral Agent.

14.4	Entire Agreement
This Agreement including any documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto.

14.5	Amendments and Waivers

(a)
This Agreement may only be modified or amended by a document signed by the Parties. Any provision contained in this Agreement may only be waived by a document signed by the party waiving such provision.

(b)
No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.

14.6	Severability
Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties hereto shall negotiate in good faith a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

14.7	Banking Secrecy Waiver
The Security Provider herewith releases the Collateral Agent from any applicable banking secrecy and other confidentiality obligations (other than the confidentiality obligations under the Credit Agreement) with regard to any information directly or indirectly relating to the Security granted pursuant to this Agreement, in particular to the extent as required for the execution, performance and administration of this Agreement and the realization of the Security and/or for due exercise of the respective rights or fulfillment of the respective obligations by the Collateral Agent.

14.8	Counterparts
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

15.	Governing Law and Jurisdiction

15.1	Governing Law
This Agreement shall in all respects, including all the rights in rem aspects, be governed by and construed in accordance with the substantive laws of Switzerland (i.e. with the exception of the collision rules of Swiss international private law).

15.2	Jurisdiction
In relation to any dispute in connection with this Agreement, each Party submits to the non-exclusive jurisdiction of the courts of Zurich, venue being Zurich 1, Switzerland, with the right to appeal to the competent Cantonal Court and the Swiss Federal Court (Schweizerisches Bundesgericht) in Lausanne as provided by law. The Collateral Agent reserves the right to bring an action against the Security Provider before any other competent court.

Halozyme, Inc., as Security Provider

By:    _________________________
Name:
Function:

Oxford Finance LLC, in its capacity as Collateral Agent, and acting in the name and on behalf of the Secured Parties as their direct representative (direkter Stellvertreter)

By:    _________________________        By:    _________________________
Name:                        Name:
Function:                    Function: